UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2012

UNITED COMMUNITY BANCORP

(Exact name of registrant as specified in its charter)

Indiana	333-172827	80-0694246
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

92 Walnut Street, Lawrenceburg, Indiana		47025
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (812) 537-4822

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On December 28, 2012, United Community Bancorp, a federal corporation (the “Company”), announced that United Community Bancorp, the proposed successor holding company to the Company in connection with the Company’s pending conversion from mutual holding company to stock holding company form (“new United Community Bancorp”), had completed its resolicitation of initial subscribers in the subscription and community offerings required as a result of the previously announced increase in the maximum purchase limitations in the offering. In order to complete the offering, new United Community Bancorp must sell a minimum of 2,966,787 shares. Following the resolicitation, new United Community Bancorp had orders for approximately 2.6 million shares. As a result, the Board of Directors determined to extend the community offering and solicit additional purchasers in order to complete the offering.

A copy of the press release is included as Exhibit 99.1 to this report and is incorporated herein by reference.

On December 28, 2012, the Company also announced that new United Community Bancorp had received orders to purchase common stock sufficient to complete the offering being conducted in connection with the Company’s pending conversion from mutual holding company to stock holding company form and has terminated the community offering. The conversion and offering are expected to be completed during the week of January 7, 2013.

A copy of the press release is filed as Exhibit 99.2 hereto and incorporated by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Number	Description

99.1	Press Release dated December 28, 2012

99.2	Press Release dated December 28, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED COMMUNITY BANCORP

Date: December 31, 2012	By:	/s/ William F. Ritzmann
William F. Ritzmann
President and Chief Executive Officer